Exhibit 10.3

PREFERRED STOCK TRANSFER AGENCY AGREEMENT

between

FUELCELL ENERGY, INC.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

Dated as of November 17, 2004

PREFERRED STOCK TRANSFER AGENCY AGREEMENT

AGREEMENT, made as of November 17, 2004, by and between FUELCELL ENERGY, INC., a Delaware corporation (the "Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (the "Transfer Agent").

B A C K G R O U N D:

A.      Pursuant to an Agreement and Certified Copy of Resolutions of Board of Directors of FuelCell Energy, Inc., dated as of September 14, 1999 (the "Stock Transfer Agency Agreement"), the Transfer Agent currently performs transfer agency and other securities-related services for the Company.

B.      The Company has authorized and expects to issue on November 17, 2004 100,000 shares of its 5% Series B Cumulative Convertible Perpetual Preferred Stock, par value $.01 per share (together with up to 35,000 additional shares that may subsequently be issued to the initial purchasers of the 5% Series B Cumulative Convertible Perpetual Preferred Stock pursuant to the over-allotment option granted to the initial purchasers, the "Series B Preferred Stock"), initial liquidation preference $1,000 per share, governed by a Certificate of Designation of the Company, filed with the Secretary of State of the State of Delaware on November 16, 2004 (the "Certificate Of Designation").

C.     Pursuant to the Certificate of Designation, the Company has the option to pay all or any part of a dividend on the shares of Series B Preferred Stock by delivering to the transfer agent for the Series B Preferred Stock shares of common stock of the Company, to be sold for cash to pay dividends to the Holders of the Series B Preferred Stock.

D.      The Company and the Transfer Agent desire to set forth the terms pursuant to which the Transfer Agent will act as transfer agent, registrar, paying agent and conversion agent for the Series B Preferred Stock and the Company will effect any such dividend by delivering shares of Common Stock to the Transfer Agent to be sold for cash to pay dividends to Holders of Series B Preferred Stock.

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the mutual premises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which each of the parties hereby acknowledges, the Company and the Transfer Agent hereby covenant and agree as follows:

1.     APPOINTMENT. The Company hereby appoints the Transfer Agent as its transfer agent, registrar, paying agent and conversion agent for the Series B Preferred Stock, to perform the services described herein, in the Stock Transfer Agency Agreement and in the Certificate of Designation relating to the Series B Preferred Stock filed with the Secretary of State of the State of Delaware (the "Services"), and the Transfer Agent hereby accepts such appointment and agrees to provide the Services. The Transfer Agent agrees in carrying out the duties specified in paragraph 2 below that, although the Company shall pay the Transfer Agent's fees and expenses, the Transfer Agent is the agent for the Holders of shares of Series B Preferred Stock and not for the Company for purposes of selling shares of Common Stock delivered to the Transfer Agent in satisfaction of the Company's obligation with respect to any payment due with respect to the Series B Preferred Stock.

2.     STOCK ISSUANCE.

(a)     In the event the Company desires to pay all or any part of a dividend or other payment on the Series B Preferred Stock with shares of Common Stock, prior to the applicable payment date, the Company will deliver to the Transfer Agent a number of shares, which when sold by the Transfer Agent, will result in net cash proceeds sufficient (together with any cash payments made by the Company to the Transfer Agent for such purpose) to permit the Transfer Agent to pay the applicable payment in cash to the Holders of shares of Series B Preferred Stock, together with instructions ("Instructions") for the Transfer Agent to effect such sales in accordance with this Agreement, which Instructions shall indicate the applicable payment date, the aggregate payment to be made on such date and any specific instructions regarding the manner of sale of the shares of Common Stock. To pay dividends by delivering shares of Common Stock to the transfer agent, the Company will first provide the transfer agent with evidence of an effective registration statement under the Securities Act of 1933 permitting the immediate sale of the shares of Common Stock in the public market.

(b)     Upon receipt of such shares of Common Stock and the related Instructions, the Transfer Agent shall, not later than the business day following such receipt, take such action as is specified in the Instructions.

(c)     The Company and the Transfer Agent agree to the following procedures with respect to any sale of Common Stock delivered by the Company to the Transfer Agent in connection with any payment on the Series B Preferred Stock. Notwithstanding Section 1 above and Section 3 below, the Company may include with the instructions referred to in this Section 2 or, at any other time give the Transfer Agent notice of, restrictions with respect to the sale of the Common Stock by the Transfer Agent including, without limitation, maximum and minimum sale prices, limit instructions, sale scheduling, sale blackout periods, commissions and brokerage fees. The Company may amend or revoke an Instruction at any time by notice to the Transfer Agent. The Transfer Agent agrees to conduct sales of Common Stock delivered to it, in accordance with the terms of this Agreement and any applicable Instruction and amendments thereto.

(d)     Subject to any existing Instruction:

(i)      sales may be effected on any United States national or regional securities exchange or market on which such Common Stock is then listed or admitted for trading; and

(ii)     the Transfer Agent may engage qualified brokers or other agents to effect such sales.

(e)     Sales made pursuant to any Instructions may be made through one or more brokers (which may be affiliated with the Transfer Agent), which may receive customary compensation in the form of fees or commissions. Not later than the business day following the date on which any sale of shares of Common Stock is made pursuant to any Instructions, the Transfer Agent shall give the Company written notice of the price at which each such share is sold and any brokerage fee or commission paid in connection with such sale.

(f)     The Transfer Agent is hereby authorized to issue that number of shares of Common Stock sold pursuant to this Agreement in such denominations and registered in such names as the Transfer Agent shall determine in accordance with such sales. Prior to or on the settlement date for each sale of shares of Common Stock, the Transfer Agent will amend the Company's Common Stock register and deliver new shares of Common Stock to the Depository in book-entry form under the Full FAST program of the Depository.

(g)     On or prior to the applicable dividend payment date, the Transfer Agent shall make payment of all cash proceeds, net of any brokers' fees or commissions, from such sales to the Holders of record of Series B Preferred Stock as of the relevant record date by mailing a check to each Holder, payable to such Holder, to the address of record or dividend mailing address (or by wire transfer of immediately available funds to such account as is specified by such holder), with respect to such Holder's pro rata share of such net cash proceeds.

3.     EXCLUSIVE BENEFIT OF THE HOLDERS. All shares of Common Stock delivered by the Company to the Transfer Agent pursuant to this Agreement, and the net cash proceeds from the sale of such shares, shall be held by the Transfer Agent for the exclusive benefit of the Holders of the Series B Preferred Stock.

4.     ISSUANCE OF COMMON STOCK AND PAYMENT OF DIVIDENDS. The issuance and delivery of certificates evidencing any such shares of Common Stock to the Transfer Agent and the payment of any amounts to Holders of the Series B Preferred Stock, shall be effected in accordance with the Stock Transfer Agency Agreement and this Agreement.

5.     FEES AND EXPENSES. In consideration for the Transfer Agent 's provision of the Services, the Company agrees to pay fees and reimburse the Transfer Agent for the reasonable expenses pursuant to the terms of the Stock Transfer Agency Agreement.

6.     HOLDERS' RIGHT TO DELIVER AN ELECTION NOTICE.

(a)     If a Holder of Series B Preferred Stock, as of a particular Dividend Payment Date, delivers an irrevocable notice (the "Election Notice") to the Transfer Agent, at least 30 days prior to the applicable Dividend Payment Date, requesting the Transfer Agent not to sell shares of Common Stock held on behalf of that Holder to provide cash to pay all or a portion of the dividends payable to such Holder, the Transfer Agent will deliver to or for the account of such Holder on the Dividend Payment Date, shares of Common Stock having a value equal to the cash dividends otherwise payable to such Holder based on the average of the Closing Sale Prices of Common Stock over the five Trading Day period ending on the third Business Day prior to the applicable Dividend Payment Date. Those shares of Common Stock will be treated as restricted securities, will bear a legend to that effect and will be issued in physical certificated form.

In lieu of issuing fractional shares of Common Stock, the Company will pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the last reported Closing Sale Price of shares of the Company’s Common Stock on the Nasdaq Stock Market (or such other national securities exchange or automated quotation system on which the shares of Common Stock are then listed or authorized for quotation, or if not so listed or authorized for quotation, an amount determined in good faith by the Company’s board of directors to be the fair value of the shares of Common Stock) on the Trading Day preceding the date shares of the Company’s Common Stock are issued to pay dividends.

Promptly after each Dividend Payment Record Date, the Transfer Agent shall provide the Company with details of the aggregate number of shares of Series B Preferred Stock held by Holders who have delivered an Election Notice.

(b)     The Company will notify the Transfer Agent of the aggregate amount of any dividend or other payment and whether it will pay this amount in cash, by delivering shares of Common Stock or through a combination thereof not later than 5 Business Days prior to the applicable payment date. If the Transfer Agent shall receive an Election Notice, the Company shall also provide the Transfer Agent, upon request, a calculation of the average of the Closing Sale Prices of Common Stock over the five Trading Day period ending on the third Business Day prior to the applicable Dividend Payment Date for purposes of determining the number of shares of Common Stock having a value equal to the cash dividends otherwise payable.

7.     INDEMNIFICATION. In acting hereunder, each of the parties and their subsidiaries, affiliates, officers, directors and employees shall be entitled to all rights, benefits, protections and indemnities accorded to it in the Stock Transfer Agency Agreement. The Transfer Agent shall not be responsible for any consequential damages as a result of any purchase, sale or calculation of dividends hereunder.

8.     TERMINATION. Either of the parties may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than 180 days after the date of receipt of such notice.

Prior to termination, the Transfer Agent agrees to provide its full cooperation in the orderly transition of the Services to the Company or the Company's designated agent including, but not limited to, packing and preparing for shipment any materials or goods to be transferred; provision of reports, files and similar media necessary for the continuation of such services; and assisting with the implementation and operation of transitional arrangements with respect to the Services.

9.     DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

"Business Day" means any day other than a Saturday, Sunday or a day on which state or U.S. federally chartered banking institutions in New York, New York are not required to be open.

“Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such quotations, the Board of Directors of the Company shall be entitled to determine the Closing Sale Price on the basis it considers appropriate, which determination shall be conclusive. The Closing Sale Price shall be determined without reference to any extended or after hours trading.

"Common Stock" means any shares of any class of the Company that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and that is not subject to redemption by the Company. Subject to the provisions of Section 10 of the Certificate of Designations, however, shares issuable on conversion of the shares of Series B Preferred Stock shall include only shares of the class designated as Common Stock of the Company as of November 17, 2004 or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion that the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

"Company" has the meaning specified in the preamble to this Agreement.

"Depository" means The Depository Trust Company or its nominee and their respective successors.

"Dividend Payment Date" means February 15, May 15, August 15 and November 15 of each year, commencing February 15, 2005, or if any such date is not a Business Day, on the next succeeding Business Day.

"Dividend Payment Record Date" with respect to the dividends payable on February 15, May 15, August 15 and November 15 of each year, February 1, May 1, August 1 and November 1 of each year, respectively, or such other record date, not more than 60 days and not less than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors of the Company.

"Election Notice" has the meaning specified in Section 6(a).

"Holder" means the person in whose name the Series B Preferred Stock is registered in the stock register of the Company.

"Series B Preferred Stock" has the meaning specified in the preamble to this Agreement.

"Services" has the meaning specified in Section 1 of this Agreement.

"Stock Transfer Agency Agreement" has the meaning specified in the Preamble to this Agreement.

"Trading Day" means a day during which trading in securities generally occurs on the Nasdaq Stock Market or, if the applicable security is not listed on the Nasdaq Stock Market, on the principal other national or regional securities exchange on which the applicable security is then listed or, if the applicable security is not listed on a national or regional securities exchange, on the Nasdaq Stock Market or, if the applicable security is not quoted on the Nasdaq Stock Market, on the principal other market on which the applicable security is then traded (provided that no day on which trading of the applicable security is suspended on the Nasdaq Stock Market or such exchange or other trading market will count as a Trading Day).

"Transfer Agent" has the meaning specified in the preamble to this Agreement.

10.     NOTICES. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, first-class mail, facsimile transmission, or air courier which guarantees overnight delivery:

if to the Company:

FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, Connecticut 06813
Fax No. (203) 743-6204
Attention: Joseph G. Mahler

if to the Transfer Agent:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Fax No. (212) 616-7616
Attention: Compliance Department

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged by recipient's facsimile machine operator, if sent by facsimile transmission; and on the day delivered, if sent by overnight air courier guaranteeing next day delivery.

11.     SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the successors and assigns of each of the parties.

12.     COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

13.     AMENDMENT. This Agreement may not be amended or modified in any manner except by a written agreement duly authorized and executed by both parties.

14.     GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers, thereunto duly authorized as of the day and year first above written.

FUELCELL ENERGY, INC.

By:	/s/ Joseph G. Mahler
Name: Joseph G. Mahler
Title: Vice President, Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ William F. Seegraber
Name: William F. Seegraber
Title: Vice President